Exhibit 99.1

LINCOLN FINANCIAL GROUP WELCOMES ADAM COHEN AS CHIEF ACCOUNTING OFFICER

RADNOR, Pa., March 7, 2022 – Lincoln Financial Group (NYSE: LNC) announced today that Adam Cohen has been named Chief Accounting Officer. Cohen joins Lincoln after serving as Chief Financial Officer at Archwell Holdings LLC, where he oversaw company finance and accounting, M&A due diligence, new entity modeling and organizational setup, and investment decisions.

“I couldn’t be more excited to welcome Adam to team Lincoln,” said Randy Freitag, Executive Vice President, Chief Financial Officer and head of Individual Life. “Adam was carefully selected to lead Lincoln’s Chief Accounting Organization’s efforts in achieving our long-term goals, and I look forward to working with him.”

Prior to joining Archwell, Cohen spent 13 years at Ernst & Young in the audit practice, where he focused solely on insurance clients.

“I’m thrilled to join Lincoln Financial – I’ve admired Lincoln since my exposure to the company at the beginning of my career, and I’m excited and honored to join a company with such a strong history of helping Americans reach their financial goals,” said Cohen.

A certified public accountant, Cohen graduated from Bucknell University with a B.S. in Business Administration, General Management. He holds a Master’s in Accounting from the University of Virginia and an MBA in Finance from the Wharton School of the University of Pennsylvania.

About Lincoln Financial

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $324 billion in end-of-period account values as of December 31, 2021. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good and ranks among Newsweek’s Most Responsible Companies. Dedicated to diversity, equity and inclusion, we are included on transparency benchmarking tools such as the Corporate Equality Index, the Disability Equality Index and the Bloomberg Gender-Equality Index.  Committed to providing our employees with flexible work arrangements, we were named to FlexJobs’ list of the Top 100 Companies to Watch for Remote Jobs in 2022. Learn more at: www.LincolnFinancial.com. Follow us on Facebook, Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Media Contact:

Jennifer Micklow

Jennifer.Micklow@lfg.com